Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arbitron Inc:
We consent to the use of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Arbitron Inc. (the Company), as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference herein.
Our report relating to the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment, on January 1, 2006, Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.
/s/ KPMG
Baltimore, Maryland
November 21, 2008